Exhibit 99.1



       HALIFAX SIGNS NEW CONTRACTS TOTALING MORE THAN $6 MILLION


ALEXANDRIA, VA - July 18, 2006 - Halifax Corporation (AMEX:HX) today announced that it has signed multiple new enterprise maintenance solutions contracts and service agreements with various partners. The annual value of the contracts, in total, is about $6.2 million. The Company commences services under all the contracts/agreements this month.

The contracts are expected to generate revenues of about $4.2 million for the Company's 2007 fiscal year, which closes on March 31, 2007.

The new customers include a large national retailer, a prominent financial services company and a major aerospace firm. Halifax will be providing a broad spectrum of managed services in association with its global service partners.

Charles McNew, president and chief executive officer, stated, "We have been experiencing a recent spurt in activity as evidenced by the continued strengthening of our sales pipeline and our newly signed business. Several of these new contracts, if extended, offer the prospect of more significant revenues in the 2008 fiscal year and beyond.

"Our determination to provide premium caliber service levels at highly competitive pricing levels continues to facilitate our growth in the managed services provider marketplace. We're pleased that our top-tier partners are a continuing source of new business, and I'm confident that this will result in meaningful future growth."

Founded in 1967, Halifax Corporation is an enterprise maintenance solutions company providing a wide range of technology services to commercial and government customers throughout the United States. The Company's principal products are high availability hardware maintenance services, technology deployment and integration services. More information on Halifax can be found at www.hxcorp.com.

Certain statements made by the Company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to trends, management's beliefs, views, expectations and opinions, which are based upon a number of assumptions concerning future conditions that ultimately may prove to be inaccurate. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors described in the Risk Factors Section in the Company's Annual Report on Form 10-K that may cause actual results to differ materially from those in the forward-looking statements. For further information that could affect the Company's financial statements, please refer to the Company's reports filed with the Securities and Exchange Commission.

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